Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

TOWER TECH HOLDINGS INC.,

BRAD FOOTE GEAR WORKS, INC.

and

the SHAREHOLDERS OF BRAD FOOTE GEAR WORKS, INC.

Dated as of August 22, 2007

ARTICLE 1.	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Glossary of Other Defined Terms	10

ARTICLE 2.	SALE AND TRANSFER OF SHARES; PURCHASE PRICE; SECTION 338(H)(10) ADJUSTMENT	11

2.1	Shares	11

2.2	Purchase Price	11

2.3	Payment of Purchase Price	11

2.4	Code Section 338(h)(10) Election	12

2.5	Payment of Section 338(h)(10) Adjustment	13

2.6	Consideration for Non-Competition	13

ARTICLE 3.		13

3.1	Closing	13

3.2	Closing Obligations	13

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	15

4.1	Organization and Good Standing	15

4.2	Authority; No Conflict	15

4.3	Required Consents	16

4.4	Capitalization	16

4.5	Financial Statements	17

4.6	Books and Records	17

4.7	Title To Properties; Shares; Encumbrances	17

4.8	Accounts Receivable	18

4.9	Inventory	18

4.10	No Undisclosed Liabilities	18

4.11	Indebtedness	18

4.12	Taxes	19

4.13	No Material Adverse Effect	19

4.14	Employee Benefits	19

4.15	Compliance with Legal Requirements; Governmental Authorizations	23

4.16	Legal Proceedings	23

4.17	Absence of Certain Changes and Events	23

4.18	Contracts; No Defaults	24

i

4.19	Insurance	26

4.20	Real Property	27

4.21	Environmental Matters	28

4.22	Employees	29

4.23	Labor Relations; Compliance	30

4.24	Intellectual Property	31

4.25	Customers and Suppliers	32

4.26	Relationships With Related Persons	32

4.27	Credit, Rebate, Product Warranties and Related Matters	33

4.28	Brokers or Finders	33

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	33

5.1	Organization and Good Standing	33

5.2	Authority; No Conflict	33

5.3	Consents	34

5.4	Investment Intent	34

5.5	Legal Proceedings	34

5.6	Brokers or Finders	35

5.7	SEC Filings	35

5.8	Valid Issuance	35

5.9	Ability to Close	35

5.10	No Material Adverse Effect	35

5.11	Compliance with Legal Requirements	35

5.12	Capitalization	35

5.13	No Undisclosed Liabilities	36

5.14	Tontine Share Purchase	36

ARTICLE 6.	PRE-CLOSING COVENANTS	36

6.1	Access and Investigation	36

6.2	Operation of the Businesses of the Company	37

6.3	Required Approvals	40

6.4	Efforts to Satisfy Conditions	40

6.5	Notices of Certain Events	40

6.6	No Negotiation	40

6.7	Bank Accounts; Powers of Attorney	41

6.8	Supplements to Disclosure Schedules	41

6.9	Owned Real Property Obligations; Title Objections	41

6.10	Certain Tax Matters	41

6.11	Section 338(h)(10) Election	42

6.12	Audit	43

6.13	Tontine Equity Purchase and Loan	43

6.14	Bylaw Amendment	43

ARTICLE 7.	POST-CLOSING COVENANTS	43

7.1	Covenant Not to Compete	43

7.2	Certain Tax Matters	44

7.3	Further Assurances	45

7.4	Litigation Support	45

ARTICLE 8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	45

8.1	Accuracy of Representations and Warranties	46

8.2	Sellers’ Performance	46

8.3	Consents	46

8.4	No Proceedings	46

8.5	No Claim Regarding Stock Ownership or Sale Proceeds	46

8.6	No Prohibition	47

8.7	No Material Adverse Effect	47

8.8	Confirmation of Audited Financial Statements	47

ARTICLE 9.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	47

9.1	Accuracy of Representations and Warranties	47

9.2	Buyer’s Performance	47

9.3	No Injunction	48

9.4	No Proceedings	48

9.5	No Prohibition	48

9.6	No Material Adverse Effect	48

ARTICLE 10.	TERMINATION	48

10.1	Termination Events	48

10.2	Effect of Termination	49

ARTICLE 11	INDEMNIFICATION	50

11.1	Survival	50

11.2	Indemnification by Sellers	51

11.3	Indemnification by Buyer	51

11.4	Limitations on Indemnification	51

11.5	Procedure for Indemnification	52

11.6	Additional Agreements Regarding Indemnity	54

11.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	55

11.8	No Additional Warranties	55

11.9	Other Information	55

ARTICLE 12	GENERAL PROVISIONS	56

12.1	Expenses	56

12.2	Public Announcements	56

12.3	Confidentiality	56

12.4	Notices	57

12.5	Sellers’ Representative	57

12.6	Exhibits and Schedules	58

12.7	Governing Law; Submission to Jurisdiction	59

12.8	Waiver of Jury Trial	59

12.9	No Third Party Beneficiaries	59

12.10	Waiver	59

12.11	Entire Agreement and Modification	60

12.12	Assignments and Successors	60

12.13	Severability	60

12.14	Interpretation and Rules of Construction	60

12.15	Time of Essence	61

12.16	Counterparts	61

Exhibits:

Exhibit A	Form of Escrow Agreement
Exhibit B	Sellers’ Release
Exhibit C	Employment Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Agreement by and among Buyer, Tontine Capital Partners, L.P., and

Tontine Capital Overseas Master Fund, L.P.

Schedules:

Schedule 6.10 Purchase Price Allocation

Sellers’ Disclosure Schedule

Buyer’s Disclosure Schedule

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of August 22, 2007 (the “Effective Date”), by and among TOWER TECH HOLDINGS INC., a Nevada corporation (“Buyer”), BRAD FOOTE GEAR WORKS, INC., an Illinois Corporation (the “Company”), J. Cameron Drecoll, an individual resident in Illinois (“Mr. Drecoll”), Patrick Rosmonowski an individual resident in Illinois (“Mr. Rosmonowski “), Dennis Palmer, an individual resident in Florida (“Mr. Palmer”) and Noel Davis, an individual resident in Indiana (“Mr. Davis”) (Messers Drecoll, Rosmonowski, Palmer and Davis are hereinafter collectively referred to as the “Sellers”).

RECITALS

A.            The Company is engaged in the manufacturing and sale of gear sets for wind turbines and oil and gas exploration equipment (the “Business”).

B.            Sellers own all of the outstanding capital stock of the Company.

C.            Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and Sellers agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Adverse Consequence” means any loss, Liability, claim, damage (including consequential damages which are reasonably foreseeable but excluding consequential damages which are not reasonably foreseeable and special, punitive, exemplary or incidental damages, unless such consequential, special, punitive, exemplary or incidental damages shall be payable to a third party other than Buyer, in which event such damages shall be deemed included within the definition of Adverse Consequence), expense (including costs of investigation and defense and reasonable attorneys’ fees) diminution of value, or costs of cleanup, containment, or other remediation, whether or not involving a third party claim.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Applicable Contract” of either the Buyer or the Company means any Contract (a) under which such party has or may acquire any rights, (b) under which such party has or may become subject to any Liability, or (c) by which such party or any of the assets owned or used by it is or may become bound.

A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Buyer Common Stock” means the common stock, $0.001 par value, of the Buyer.

“Buyer Indemnified Persons” means Buyer and its Representatives, Related Persons and Affiliates, including, from and after the Closing, the Company.

“Buyer’s Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Buyer to Sellers in connection with this Agreement.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Sellers to Buyer; (b) the issuance of Buyer Common Stock to the Sellers, (c) the execution, delivery, and performance of the Drecoll Agreement, the Rosmonowski Agreement, the Palmer Agreement, the Registration Rights Agreement and the Escrow Agreement; and (d) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement and any agreement executed and delivered pursuant to the terms hereof and Sellers’ Closing Documents.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions”  means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law)

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement which both has been adopted and is effective prior to the Closing Date that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b)        preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or fixtures thereon.

“Financial Statements” means, collectively, the Reviewed Financial Statements and the Audited Financial Statements.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Income Taxes” means all Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock, but excluding Taxes that are in the nature of sales, use, property, Transfer, recording, or similar Taxes.

“Indebtedness” of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered, or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any Encumbrance upon property or assets owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness or other liabilities of such Person created or arising under any capitalized lease, conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of Seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refundings of any such indebtedness.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“Inventory” means all inventories of raw materials, work in process, component parts and finished goods (including goods in transit from or to the locations at which the Business is conducted), including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” when used (i) in relation to the Company means the actual knowledge (excluding thereby any implied, imputed, constructive or other type of knowledge) of a particular fact or other matter being possessed as of the pertinent date by any officer or director of the Company, and (ii) in relation to the Buyer means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by any officer or director of the Buyer.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means when used with respect to the Company or the Buyer, any change or effect that, individually or taken together with all other such changes or effects that have occurred prior to the date of determination of the Material Adverse Effect, is materially adverse to the Business, assets, financial condition or results of operations of the Company considered as a whole; or Buyer and its subsidiaries considered as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect:  (a) changes in general economic conditions; (b) changes that are generally applicable to the industry in which the Company or Buyer, as the case may be, operates (which changes do not affect the Company or Buyer, as the case may be, in a materially disproportionate manner); (c) changes resulting from or related to the transactions contemplated hereby including any loss, diminution or disruption of existing or prospective employee, customer, distributor or supply relationships; (d) any failure of the Company to meet internal financial projections or forecasts for any period ending on or after the date of this Agreement; (e) changes in GAAP or any interpretation thereof; or (f) the Buyer’s failure or inability to obtain any concession from any labor union.  In determining whether a Material Adverse Effect has occurred such determination shall be made on an after-tax basis and in addition an item of loss, expenses or liability shall be disregarded to the extent (i) of the aggregate reserve for the category of such item established in the Audited Financial Statements of the Company, (ii) such item is covered by insurance or any other third party indemnification, contribution or reimbursement obligation and the insurance carrier or third party, as the case may be, has acknowledged the coverage or indemnification, contribution or reimbursement obligation, as the case may be, or (iii) disclosure of such item has been made in the Company’s Disclosure Schedule or, with respect to Buyer, in Buyer’s Disclosure Schedule.

“Neutral Accountant” means, unless otherwise agreed in writing by Sellers’ Representative and Buyer, an accountant mutually satisfactory to Sellers’ Representative and Buyer who satisfies each of the following requirements (unless otherwise agreed by Sellers’ Representative and Buyer): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the date of this Agreement; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and the accountant is willing to accept engagement as a Neutral Accountant on the terms and conditions of this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a corporation; (c) any agreements relating to the ownership of the capital stock of a corporation and/or the governance of such corporation to which shareholders of such corporation are parties; and (d) any amendment to any of the foregoing.

“Permitted Encumbrances” means (a) liens for Taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (b) mechanics, materialmen’s, carriers, warehouseman’s, repairman’s and similar Encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters that appear in the title commitments or insurance policies regarding real property that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of such real property as currently owned, used and operated by the Companies ; (e) any pledge or deposit made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security laws or other statutory obligations of Seller or the Company; (f) any cash deposit or right of set-off to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature, in each case imposed in the ordinary course of business; (g) any Encumbrance created by Buyer and (h) those Encumbrances listed in Section 4.7 of the Sellers’ Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Price Per Share” means a fixed amount to be determined immediately prior to the execution of this Agreement based on the following formula: 0.80 multiplied by the average of the closing sale price of the Buyer’s common stock for the 30 trading days immediately preceding the Effective Date as such price is quoted on the over the counter quotation service or any national public market or exchange on which the Buyer’s common stock is then registered and sold; provided, however that in no event shall the Price Per Share be less than $3.50 or greater than $4.00.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Reference Date” means December 31, 2004.

“Related Person” means, (a) with respect to a particular individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (b) with respect to a specified Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).  For purposes of this definition, (x) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children who reside with such individual, and (y) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Section 338(h)(10) Adjustment” means the additional amount of Tax payable by Sellers as a result of making the 338(h)(10) Election hereunder when compared to the amount of Tax payable by Sellers if Sellers had sold the Shares to Buyer hereunder without making the 338(h)(10) Election assuming, for calculation purposes, that each Seller is in the highest marginal tax bracket for local, state and federal Tax purposes.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Indemnified Persons” means Sellers and their Representatives, Related Persons and Affiliates, including, prior to the Closing, the Company.

“Seller’s Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Sellers to Buyer in connection with this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute or audit will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to reasonably conclude that such a claim, Proceeding, dispute or audit is likely to be asserted, commenced, taken, or otherwise pursued prior to expiration of any applicable statute of limitations.

“Threshold Amount” means $100,000.

1.2          Glossary of Other Defined Terms.  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Accounts Receivable”	Section 4.8
“Agreement”	Preamble
“Audited Balance Sheet”	Section 4.5(b)
“Audited Financial Statements”	Section 4.5(b)
“Auditor Consent”	Section 4.5(b)
“Buyer”	Preamble
“Buyer Consents”	Section 5.3
“Buyer’s Advisors”	Section 6.1
“Cash Purchase Price”	Section 2.3(a)
“Claim Notice”	Section 11.6(b)
“Closing”	Section 3.1
“Company”	Recitals
“Company Benefit Plan”	Section 4.14
“Competing Business”	Section 4.26
“Drecoll Agreement”	Section 3.2(a)(iv)
“Effective Date”	Preamble
“ERISA Affiliate”	Section 4.14
“Escrow Account”	Section 2.3(c)
“Escrow Agent”	Section 2.3(c)
“Escrow Agreement”	Section 2.3(c)
“Escrow Amount”	Section 2.3(c)
“Escrow Period”	Section 2.3(c)
“Foreign Plans”	Section 4.14
“Indemnified Party”	Section 11.6(a)
“Indemnifying Party”	Section 11.6(a)
“Indemnity Basket”	Section 11.4(b)
“Indemnity Cap”	Section 11.4(a)
“Leased Real Property”	Section 4.20(a)
“Material Contracts”	Section 4.15(a)
“Materiality Qualifier”	Section 8.1

“Mr. Drecoll”	Preamble
“Mr. Rosmonowski “	Preamble
“Mr. Palmer”	Preamble
“Multiemployer Plan”	Section 4.14
“Notice of Indemnifiable Loss”	Section 11.6(a)
“Owned Real Property”	Section 4.20(a)
“Purchase Price”	Section 2.2
“Real Property”	Section 4.20(a)
“Required Consents”	Section 4.3
“Reviewed Balance Sheet”	Section 4.5(a)
“Reviewed Financial Statements”	Section 4.5(a)
“Scheduled Debt”	Section 4.11
“Sellers”	Preamble
“Sellers’ Closing Documents”	Section 4.2(a)
“Sellers’ Releases”	Section 3.2(a)(iii)
“Sellers’ Representative”	Section 12.5
“Shares”	Recitals
“Stock Purchase Price”	Section 2.3(b)
“Survival Period”	Section 11.1(a)
“Taxable Income Distribution Amount”	Section 2.6(a)

ARTICLE 2
SALE AND TRANSFER OF SHARES; PURCHASE PRICE; SECTION 338(H)(10) ADJUSTMENT

2.1          Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2          Purchase Price.  The purchase price (the “Purchase Price”) for the Shares is One Hundred Twenty Eight Million Two Hundred Ninety One Thousand Six Hundred Two and 88/100 Dollars ($128,291,602.88) plus the Final Section 338(h)(10) Adjustment.

2.3          Payment of Purchase Price.  The Purchase Price shall be paid by Buyer as follows:

(a)           Cash Purchase Price.  At the Closing, Buyer shall pay to Sellers in cash the sum of Sixty Four Million One Hundred Forty Five Thousand Eight Hundred One and 44/100 Dollars ($64,145,801.44), (“Cash Purchase Price”), Five Million Dollars ($5,000,000) of which Sellers authorize Buyer to deposit in the Escrow Account on behalf of Sellers pursuant to Section 2.3(c) below (the “Cash Escrow Deposit”), plus the Estimated Section 338(h)(10) Adjustment.

(b)           Stock Purchase Price.  Subject to the provisions of Section 2.3(c) below, at the Closing Buyer shall deliver to Sellers a number of shares of Buyer Common Stock equal to the sum of Sixty Four Million One Hundred Forty Five Thousand Eight Hundred One and 44/100 Dollars ($64,145,801.44) divided by the Price Per Share, which the parties acknowledge and agree is Four Dollars ($4.00) per share and shall result in the issuance of Sixteen Million Thirty Six Thousand Four Hundred Fifty (16,036,450) shares of Buyer Common Stock to Sellers at Closing, adjusted proportionately for any stock dividends, stock splits, combination of shares or other change in Buyer’s capital structure between the date hereof and the Closing Date.  The aggregate value of such Buyer Common Stock delivered to the Sellers at Closing combined with the aggregate value of Buyer common stock deposited directly in the Escrow Account is referred to herein as the “Stock Purchase Price”, with such value being determined by multiplying the number of shares of Buyer Common Stock so delivered or deposited by the Per Share Price.

(c)           Escrow Amount.  To secure and to serve as a fund in respect of the indemnification obligations of Sellers under this Agreement, Buyer, Sellers and Wells Fargo Bank, N.A., as Escrow Agent, (the “Escrow Agent”), at Closing shall enter into an Escrow Agreement substantially in the form annexed hereto as Exhibit A (the “Escrow Agreement”).  At the Closing, Buyer shall deposit (i) Ten Million Dollars ($10,000,000) of Buyer Common Stock (based upon the determination of Price Per Share at Closing without the application of the 0.80 multiplier), and (ii) the Cash Escrow Deposit (the “Escrow Amount”) with the Escrow Agent to be held in an account (collectively, the “Escrow Account”) pursuant to the terms of the Escrow Agreement.  Except with respect to amounts that have been previously paid from the Escrow Account to Buyer pursuant to the joint written instruction of Sellers and Buyer, and except with respect to indemnity claims duly made in accordance with ARTICLE 11 on or before the eighteen (18) month anniversary date of the Closing Date, all amounts in the Escrow Account (with any interest or other earnings paid thereon) shall be distributed to Sellers in accordance with the Escrow Agreement within five (5) business days after the expiration of said eighteen (18) month escrow period (the “Escrow Period”).

(d)           Method of Cash Payment.  All cash payments made under this Section 2.3 shall be made by wire transfer of immediately available funds to an account designated by the recipient.

(e)           Each Seller.  As between Sellers, any Purchase Price payable to Sellers, or payments payable to Sellers from the Escrow Account, shall be paid pro rata among the Sellers based on such Seller’s equity ownership percentage of the Company immediately prior to the Closing.  No fractional shares of Buyer Common Stock will be issued to the Sellers.  Sellers shall receive cash in lieu of any fractional shares of Buyer Common Stock to which any such Seller would otherwise have been entitled pursuant to the Contemplated Transactions at the Price Per Share without the 0.80 multiplier applied.

2.4          Code Section 338(h)(10) Election.  Buyer and Sellers will join in making, and will take any and all action necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local, or foreign Tax law.  Buyer and Seller shall file all Tax Returns in a manner consistent with such Section 338(h)(10) election and will not take any position contrary thereto.

2.5          Payment of Section 338(h)(10) Adjustment.

(a)           Closing Date Payment.  At the Closing, Buyer shall pay to Sellers in cash the estimated amount of Section 338(h)(10) Adjustment as of the Closing Date as calculated in writing by Sellers and delivered to Buyer not less than two (2) business days prior to the Closing Date (the “Estimated Section 338(h)(10) Adjustment”).

(b)           Post Closing Reconciliation.  As soon as practicable after the Closing, but in no event more than sixty (60) days after the Closing Date, Buyer and Sellers shall mutually determine the final Section 338(h)(10) adjustment (the “Final Section 338(h)(10) Adjustment”).  In the event the Final Section 338(h)(10) Adjustment exceeds the Estimated Section 338(h)(10) Adjustment, then Buyer shall pay such excess to Sellers promptly in cash.  In the event the Final Section 338(h)(10) Adjustment is less than the Estimated Section 338(h)(10) Adjustment then Sellers shall pay Buyer the amount by which the Estimated Section 338(h)(10) Adjustment exceeds the Final Section 338(h)(10) Adjustment promptly in cash.  If Buyer and Sellers are unable to agree to the amount of the Final Section 338(h)(10) Adjustment within said sixty (60) day period, such determination shall be made by the Neutral Accountants, whose determination shall be final and binding upon the parties.

2.6          Consideration for Non-Competition.  Sellers acknowledge and agree that a portion of the Purchase Price equal to Five Thousand Dollars ($5,000.00) represents consideration for the restrictive covenants contained in Section 7.1 of this Agreement.

ARTICLE 3
CLOSING

3.1          Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of DLA Piper US LLP at Suite 1900, 203 North LaSalle Street, Chicago, Illinois 60601, commencing at 10:00 a.m. (local time) on the date that is three (3) business days following the satisfaction or waiver of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and satisfaction or waiver or such conditions at the Closing), or at such other time and place as the parties may agree.  By agreement of the parties the Closing may take place by delivery of this Agreement and the other documents to be delivered at the Closing by facsimile or other electronic transmission.  Subject to the provisions of ARTICLE 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.2          Closing Obligations.  At the Closing:

(a)           Deliveries by Sellers.  Sellers will deliver, or cause to be delivered, to Buyer:

(i)            the Escrow Agreement executed by Sellers;

(ii)           certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(iii)          releases executed by Sellers in the form of Exhibit B attached hereto (collectively, “Sellers’ Releases”);

(iv)          an Employment Agreement substantially in the form attached hereto as Exhibit C executed by Mr. Drecoll (the “Drecoll Agreement”);

(v)           executed letters of resignation from all officers and directors of the Company, effective upon the Closing, in forms reasonably acceptable to Buyer;

(vi)          a certificate signed by Sellers, certifying to the fulfillment of the conditions specified in Section 8.1 and Section 8.2;

(vii)         an opinion of counsel to Sellers and the Company, each dated the Closing Date, in forms reasonably acceptable to Buyer;

(viii)        the Registration Rights Agreement substantially in the form attached hereto as Exhibit D;

(ix)           the Audited Financial Statements;

(x)            the Required Consents;

(xi)           executed copies of Section 338 Election Forms;

(xii)          the Auditor Consent.

(b)           Deliveries by Buyer.  Buyer will deliver to Sellers:

(i)            the Escrow Agreement, executed by Buyer;

(ii)           the payments to be made at Closing pursuant to Section 2.3;

(iii)          the Drecoll Agreement, executed by Buyer;

(iv)          the Registration Rights Agreement, executive by Buyer;

(v)           an opinion of counsel to Buyer, dated the Closing Date, in a form reasonably acceptable to Sellers;

(vi)          a certificate signed by Buyer, certifying to the fulfillment of the conditions specified in Section 9.1 and Section 9.2; and

(vii)         a true, correct and complete copy of resolutions of the Board of Directors of Buyer duly authorizing and approving the execution and delivery of this Agreement and the various transaction documents referred to herein that require the signature of Buyer, the consummation of the transactions provided for herein and in such other transaction documents, and the appointment of Mr. Drecoll to the office of Director on the Board of Directors of Buyer effective immediately upon the effectiveness of the amendment to the Buyer’s bylaws increasing the size of Buyer’s Board of Directors, which resolutions shall be duly certified in writing on the Closing Date by the President or Secretary of Buyer as being duly adopted, unamended and in full force and effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this ARTICLE 4 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the section of the Sellers’ Disclosure Schedule numbered to correspond to the Section of this Article 4 to which such exception relates and except as to any representation or warranty respecting title to Shares, or the representations and warranties set forth in Section 4.2, Section 4.12, Section 4.26 and Section 4.28 below, as they or any of them relate to a Seller, and with respect to which such Seller shall be solely responsible:

4.1          Organization and Good Standing.

(a)           Good Standing.  Section 4.1(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under Applicable Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

(b)           Organizational Documents.  Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

(c)           Subsidiaries.  The Company has no subsidiaries.  The Company does not own directly or indirectly any equity ownership interest in any other Person.

4.2          Authority; No Conflict.

(a)           Enforceability.  This Agreement constitutes the legal, valid and binding obligation of Company and Sellers, enforceable against Company and Sellers in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.  Upon the execution and delivery by Sellers of the Escrow Agreement, the Drecoll Agreement, the Rosmonowski Agreement, the Palmer Agreement, the Registration Rights Agreement and Sellers’ Releases (collectively, the “Sellers’ Closing Documents”) and the Sellers’ Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to the Enforceability Exceptions.  Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, Sellers’ Closing Documents and to perform their obligations under this Agreement, Sellers’ Closing Documents.

(b)           No Conflict.  Except as set forth in Section 4.2(b) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax; (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

4.3          Required Consents.  Except as set forth in Section 4.3 of the Sellers’ Disclosure Schedule, neither any of the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (the matters set forth in Section 4.3 of the Sellers’ Disclosure Schedule, the “Required Consents”).

4.4          Capitalization.  The authorized equity securities of the Company consist of One Hundred Thousand (100,000) shares of common stock, no par value, of which One Thousand (1,000) shares are issued and outstanding and constitute the Shares.  Sellers own the Shares in the proportions set forth in Section 4.4 of the Sellers’ Disclosure Schedule.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating either a Seller or the Company to issue, sell or redeem any equity interests in the Company.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.  The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

4.5          Financial Statements.

(a)           Sellers have made available to Buyer:  (i) reviewed unaudited balance sheets of the Company as of December 31, 2004, 2005 and 2006, and the related statements of income, statements of stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon, and (ii) an unaudited balance sheet of the Company as of June 30, 2007 (the “Reviewed Balance Sheet”), and related statement of income for the six month period then ending (all financial statements referenced in this Section 4.5(a) collectively, including the Reviewed Balance Sheet, the “Reviewed Financial Statements”).

(b)           Sellers shall deliver to Buyer prior to the Closing: (i) audited balance sheets of the Company as of December 31, 2004, 2005 and 2006, and the related statements of income, statements of stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon, (ii) an audited balance sheet of the Company as of June 30, 2007 (the “Audited Balance Sheet”), and the related statement of income for the six month period then ending (all financial statements referenced in this Section 4.5(b) collectively, including the Audited Balance Sheet, the “Audited Financial Statements”) and (iii) a consent from the Company’s independent auditor consenting to incorporation of the Audited Financial Statements in any document filed by the Buyer with the SEC (the “Auditor Consent”).

(c)           The Reviewed Financial Statements, and, upon delivery to Buyer the Audited Financial Statements will, fairly present in all material respects the financial condition and the results of operations, stockholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, the Reviewed Financial Statements, and, upon delivery to Buyer the Audited Financial Statements will, reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

4.6          Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, have been maintained in accordance with sound business practices from and after the Reference Date.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company from and after the Reference Date, and no meeting of any such stockholders, Board of Directors, or committee has been held from and after the Reference Date for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession, or under the control of, of the Company.

4.7          Title To Properties; Shares; Encumbrances.  The Company owns subject only to the matters permitted by the following sentence) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Reviewed Balance Sheet (except for assets held under capitalized leases disclosed in Section 4.7 of the Sellers’ Disclosure Schedule and personal property sold since the date of the Reviewed Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Reviewed Balance Sheet (except for personal property acquired and sold since the date of the Reviewed Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets with a book value in excess of the Threshold Amount (other than inventory and short-term investments) are listed in Section 4.7 of the Sellers’ Disclosure Schedule.  All material properties and assets reflected in the Reviewed Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances.  Each Seller is the lawful record and beneficial owner of the Shares transferred hereby.  The Shares represent all of the issued and outstanding capital stock of the Company. Each Seller owns the Shares transferred by such Seller hereby free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

4.8          Accounts Receivable.  All accounts receivable of the Company that are reflected on the Reviewed Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations of a Company customer owed to the Company arising from sales actually made or services actually performed in the Ordinary Course of Business.  To the knowledge of Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 4.8 of the Sellers’ Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Reviewed Balance Sheet, which list sets forth the aging of such Accounts Receivable.

4.9          Inventory.  All Inventory of the Company, whether or not reflected in the Reviewed Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Reviewed Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.

4.10        No Undisclosed Liabilities.  The Company has no Liabilities which are required under GAAP to be disclosed in the Financial Statements of the Company except for Liabilities reflected or reserved against in the Reviewed Balance Sheet and reflected in the notes to the Reviewed Financial Statements, Liabilities incurred in the Ordinary Course of Business since the respective dates thereof and Liabilities under any of the transaction documents relating to any of the Contemplated Transactions.

4.11        Indebtedness.  Section 4.11 of the Sellers’ Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company (the “Scheduled Debt”) as of the date hereof, together with any prepayment or other penalties that would result from the prepayment or refinancing of such Indebtedness.  All of the Scheduled Debt has been incurred in the Ordinary Course of Business and has been used for valid corporate purposes.

4.12        Taxes.

(a)           Compliance.  The Company has timely filed or timely requested extensions to file those Tax Returns which are currently due or, if not yet due, will timely file or timely request extensions to file with the appropriate Governmental Bodies all Tax Returns required to have been filed by the Closing, the information included in the Tax Returns filed is or will be when filed, complete and accurate in all material respects, and the Company has paid all Taxes shown to be due and payable on such returns.  All Taxes for which the Company is obligated and which are attributable to fiscal periods ending on or before the Closing Date (including, without limitation, any built-in gain tax that will be incurred by the Company as a result of the Closing and any Taxes attributable to the portion of any fiscal period that precedes, but does not end on, the Closing Date) have either been paid or are reflected as a liability on the books and records of the Company.  The Company has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to proper taxing or other Governmental Bodies all Taxes required to be withheld and paid over.

(b)           Audits.  Subsequent to the Reference Date the Company has not received any written notice that any deficiencies for Taxes have been claimed, proposed, or assessed by any Governmental Body with respect to the Company for any period ending before the Closing Date that have not been resolved, and the Company has not received any written notice that there are any pending or, to the Knowledge of Sellers and the Company, Threatened, audits, investigations, or claims for or relating to any liability of the Company in respect of Taxes.  Audits of federal, state, and local Tax Returns of the Company, if any, by the relevant Governmental Bodies have been completed for each period set forth in Section 4.12 of the Sellers’ Disclosure Schedule.  No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to any Company Tax Return.

(c)           Valid S Election.  The Company has been a validly electing Subchapter S corporation under Section 1362 of the Code continuously since at least January 1, 1997.

(d)           Other.  The Company has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), or any other Contract related to Taxes with any Governmental Authority, which may be binding on the Company following the Closing Date taking into account the effect of the Section 338(h)(10) election provided for in Section 2.4 above.

4.13        No Material Adverse Effect.  Since December 31, 2006, there has not been any Material Adverse Effect on the Company.

4.14        Employee Benefits.

(a)           List of Plans.  Section 4.14(a) of the Sellers’ Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each, a “Company Benefit Plan”).  For purposes of this Section 4.14, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is (or at the relevant time was) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code, including any of the Company’s Subsidiaries.

(b)           Deliveries.  With respect to the Company Benefit Plan, the Company has made available to Buyer complete copies of (i) the Company Benefit Plan (or, if not written a written summary of its material terms), including, without limitation, all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to the Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for the Company Benefit Plan, (vii) all filings, other than routine tax return filings, made with any Governmental Bodies, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c)           General Compliance.  The Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the financial statements of the Company prior to the date of this Agreement.  All Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants.

(d)           Tax Qualification of Plans.  Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status and the tax-exempt status of the related trust, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company

Benefit Plan has not yet expired, and each trust established in connection with the Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.

(e)           Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility.  Except as set forth on Section 4.14 of the Sellers’ Disclosure Schedule, (i) to the Knowledge of Sellers and the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to the Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (ii) the Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the financial statements of the Company prior to the date of this Agreement), (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Sellers and the Company, is Threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), and (iv) to the Knowledge of Sellers and the Company, (A) none of the Company or any ERISA Affiliate has any liability under ERISA Section 502, (B) all contributions and payments to such Company Benefit Plan are deductible and have been deductible under Code sections 162 or 404, and (C) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(f)            Title IV of ERISA.  Except as set forth in Section 4.14 of the Sellers’ Disclosure Schedule, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.  No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(g)           Change in Control.  Except as set forth in Section 4.14 of the Sellers’ Disclosure Schedule, no amount that has been or could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under the Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the

Code), as a result of the consummation of the Contemplated Transactions.  Set forth in Section 4.14 of the Sellers’ Disclosure Schedule is (i) the estimated maximum amount that could be paid to any disqualified individual as a result of the Contemplated Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

(h)           Retiree Health/COBRA.  Except as set forth in Section 4.14 of the Sellers’ Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person:  medical, disability or life insurance benefits.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and the ERISA Affiliates are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i)            409A / Deferred Compensation/Backdating.  No payment or benefit provided pursuant to the Company Benefit Plan between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), including the grant, vesting or exercise of any option to purchase capital stock of the Company or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement by Sellers or the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  The Company option and stock appreciation right was granted in compliance with applicable Law and with an exercise price that was not less than the fair market value of the underlying Company common stock on the date the option or right was granted based upon a reasonable valuation method.  No Company is a party to, or otherwise obligated under, the Company Benefit Plan, that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.  The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under the Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(j)            Unfunded Liabilities.  Except as set forth in Section 4.14 of the Sellers’ Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has any unfunded Liabilities pursuant to the Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  No Company Benefit Plan is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

4.15        Compliance with Legal Requirements; Governmental Authorizations.

(a)           Compliance.  Except as set forth in Section 4.15(a) of the Sellers’ Disclosure Schedule the Company is, and at all times since the Reference Date has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, all applicable import and export control laws.

(b)           Governmental Authorizations.  Section 4.15(b) of the Sellers’ Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company.  Each Governmental Authorization listed or required to be listed in Section 4.15(b) of the Sellers’ Disclosure Schedule is valid and in full force and effect.  Except as set forth in 4.15(b) of the Sellers’ Disclosure Schedule the Company is, and at all times since the Reference Date has been, in material compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Section 4.15(b) of the Sellers’ Disclosure Schedule.  The Governmental Authorizations listed in Section 4.15(b) of the Sellers’ Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

4.16        Legal Proceedings. Except as set forth in Section 4.16 of the Sellers’ Disclosure Schedule, Sellers have not received any written notice there is pending any Proceeding: (i) that has been commenced by or against the Company seeking or asserting damages in excess of the Threshold Amount or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Sellers and the Company, no such Proceeding has been Threatened.  Sellers have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.16 of the Sellers’ Disclosure Schedule.

4.17        Absence of Certain Changes and Events.  Except as set forth in Section 4.17 of the Sellers’ Disclosure Schedule, since the date of the Reviewed Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business in all material respects and there has not been any: (a) event that has had a Material Adverse Effect; (b) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock other than distributions to Sellers to enable Sellers to pay all Tax due with respect to the income of the Company; (c) amendment to the Organizational Documents of the Company; (d) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company other than pursuant to the terms of such plan; (f) damage to or destruction or loss of any asset or property of the Company in excess of the Threshold Amount, whether or not covered by insurance; (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least the Threshold Amount; (h) sale (other than sales of Inventory in the Ordinary Course of Business and disposal of obsolete, damaged or defective Inventory or other assets in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets; (i) cancellation or waiver of any claims or rights with a value to the Company in excess of the Threshold Amount; (j) material change in the accounting methods used by the Company; or (k) agreement, whether oral or written, by the Company to do any of the foregoing.

4.18        Contracts; No Defaults.

(a)           Material Contracts.  Section 4.15(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list, and Sellers have made available to Buyer true and complete copies, of the following Contracts (the “Material Contracts”) to which the Company is a party or is bound as of the date hereof:

(i)            each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of the Threshold Amount and is not terminable on notice or thirty (30) days or less;

(ii)           any Applicable Contract of an amount or value in excess of the Threshold Amount for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier;

(iii)          any Applicable Contract of an amount or value in excess of the Threshold Amount for the sale of any of the assets, properties or securities of the Company other than in the Ordinary Course of Business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(iv)          any Applicable Contract relating to the acquisition by the Company of any operating business or the equity of any other Person;

(v)           any Applicable Contract of an amount or value in excess of the Threshold Amount with customers or suppliers that contains provisions for rebates, credits, discounts or the sharing of fees (but excluding Applicable

Contracts containing such provisions relating only to prompt payment of amounts due thereunder);

(vi)          any Applicable Contract obligating the Company to deliver future product enhancements or containing a “most favored nation “ pricing clause;

(vii)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than the Threshold Amount and with terms of less than one year);

(viii)        each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets, and any Applicable Contract involving the assignment, transfer pledge or encumbrance of any of the Intellectual Property Assets;

(ix)           each employment contract binding on the Company which requires the Company to make annual payments in excess of the Threshold Amount;

(x)            each collective bargaining agreement and other Applicable Contract with any labor union or other employee representative of a group of employees;

(xi)           each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xii)          each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person or in any geographic area;

(xiii)         each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services and other than as provided for in Section 4.18(xvii) below;

(xiv)        each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xv)         each Applicable Contract for capital expenditures in excess of the Threshold Amount;

(xvi)        each written warranty or guaranty with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xvii)       any Applicable Contract requiring the payment to any Person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees, agents or recruiters in the Ordinary Course of Business); and

(xviii)      any Applicable Contract relating to or evidencing the Scheduled Debt.

(b)           Compliance.  Except as set forth in Section 4.15(b) of the Sellers’ Disclosure Schedule, each Contract identified or required to be identified in Section 4.15(a) of the Sellers’ Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  Except as set forth in Section 4.15(b) of the Sellers’ Disclosure Schedule:

(i)            the Company is not in default under or in breach of the material terms of any Material Contract.

(ii)           to the Knowledge of Sellers no other Party to any Material Contract is in breach of or default under any such Material Contract; and

(iii)          no written termination notice has been delivered by any party to any other party with respect to any Material Contract.

(c)           Renegotiations.  There are no pending renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person and, to the Knowledge of Sellers, no such Person has made written demand for such renegotiation.

4.19        Insurance.  Set forth in Section 4.19 of the Sellers’ Disclosure Schedule is a complete and accurate list and description of all insurance policies, including life, fire, liability, product liability, workers compensation, health and other forms of insurance, currently issued to the Company or paid for by the Company for the benefit of the Sellers with respect to the Business, including any self-insurance arrangement by or affecting the Company, any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company, and all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) (collectively, the “Insurance Policies”), which description includes the following: the name, address, and telephone number of the agent; the name of the insurer, the name of the policyholder, the name of each covered insured; the policy number and the period of coverage.  Sellers have made available to Buyer true and complete copies of the Insurance Policies.  With respect to each Insurance Policy, and except as set forth in Section 4.19 of the Sellers’ Disclosure Schedule, (a) the policy is legal, valid, binding and in full force and effect and (b) the Company is not in Default under the policy in any material respect.  The Company has given notice to the insurer of all claims that may be insured thereby, and there is no claim by the Company pending under any such policies as to which such Company has received written notice that coverage has been questioned, denied or disputed by the underwriters of such policies.  Section 4.19 of the Sellers’ Disclosure Schedule sets forth a summary of the loss experience under each Insurance Policy since the Reference Date and a statement describing each claim under an insurance policy since the Reference Date for an amount in excess of the Threshold Amount.  The Insurance Policies, taken together, are sufficient for compliance with all Legal Requirements and Contracts which specify specific insurance coverage requirements to which the Company is a party or by which it is bound and will continue in full force and effect following the consummation of the Contemplated Transactions.  The Company has paid all premiums due, and have otherwise performed all of its material obligations, under each policy to which the Company is a party or that provides coverage to the Company or any officer or director thereof.

4.20        Real Property.

(a)           Real Property.  The Company owns or leases the Facilities identified as being so owned or leased on Section 4.20 of the Sellers’ Disclosure Schedule (as appropriate, the “Owned Real Property” and the “Leased Real Property”, and collectively, the “Real Property”).  Except as set forth on Section 4.20 of the Sellers’ Disclosure Schedule, neither Sellers nor the Company have received written notice that there are any pending or, to the Knowledge of Sellers and the Company, Threatened, condemnation or other Proceedings relating to the Real Property or other matters adversely affecting the current use or occupancy of the Real Property.  To the Knowledge of Sellers, the Company has received all requisite approvals of Governmental Bodies (including licenses and permits) required in connection with the ownership or operation of the Real Property and neither the Sellers nor the Company have received written notice that the Real Property has not been operated and maintained in all material respects in accordance with applicable Laws.  The Company has not entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property.  There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.  Sellers have made available to Buyer copies of the title insurance policy and survey in the possession of Sellers or the Company and relating to the Owned Real Property.

(b)           Improvements.  Except as is set forth on the survey respecting the Owned Real Property, to the Knowledge of Sellers, all of the improvements on the parcel constituting the Owned Real Property lie wholly within the boundaries of and building line restrictions relating to such parcels and no improvements located on adjoining lands encroach upon the Owned Real Property.  To the Knowledge of Sellers, no portion of the improvements on any such parcel is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto or similar foreign authority as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor or similar foreign law, or, if located within any such area, said improvements are covered by a policy of flood insurance in an amount at least equal to the replacement value of said improvements, or, if less, the maximum amount that may be obtained under the National Flood Insurance Act of 1968.

(c)           Operation and Use of the Real Property.  All Real Property has access to public roads and streets.  The Real Property is supplied with utilities and other services necessary for the operation of such Real Property, including gas, electricity, water, telephone, sanitary sewer, and storm sewer.

(d)           Except as is set forth in Section 4.20(d) of Sellers’ Disclosure Schedule or the survey for the Owned Real Property, there are no (i) unrecorded agreements between the Company and any third parties or Governmental Bodies which affect any of the Owned Real Property; (ii) variances or special or conditional use permits with respect to any of the Owned Real Property, (iii) unrecorded restrictions, easements, licenses, conditions, limitations or covenants which have been imposed upon the Owned Real Property and/or the Company by any third party or Governmental Body, whether imposed in connection with platting, subdivision, zoning, issuance of permits or certificates of occupancy or otherwise, (iv) wells on the Owned Real Property, (v) underground or above ground storage tanks on any Owned Real Property, or (vi) private sewage disposal systems on any Owned Real Property.  All of the assets of the Company are located at the Real Property, other than with respect to Inventory in transit or machinery, equipment or other assets which are being maintained or repaired at the location of a third party.

4.21        Environmental Matters.  Except as disclosed in Section 4.21 of the Sellers’ Disclosure Schedule or any environmental engineering report made available to Buyer by the Company or any Seller:

(a)           To the Knowledge of the Sellers, the Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law except for such violations as would not reasonably be expected to result in expenditures in excess of the Threshold Amount.  The Company has not received, in writing, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure by the Company to comply with any Environmental Law, or of any actual or Threatened obligation of the Company to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           Neither the Company nor the Sellers have received written notice that there are any pending or, to the Knowledge of Sellers and the Company, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) owned or operated by the Company.

(c)           Since the Reference Date neither Sellers nor the Company has received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) owned or operated by the Company, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct it is responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           To the Knowledge of Sellers, there are no Hazardous Materials present at the Facilities or any facility or property leased or operated by the Company that give rise to any current obligation under any Environmental Law.  To the Knowledge of Sellers neither the Company nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company, any other Person, has permitted or conducted any Hazardous Activity conducted since the Reference Date with respect to the Facilities or any facility or property leased or operated by the Company that give rise to any current obligation under any Environmental Law.

(e)           To the Knowledge of the Sellers, the Company has not treated, stored, disposed of, transported, handled or released any Hazardous Materials except in material compliance with Environmental Laws.

(f)            Sellers have made available to Buyer true and complete copies of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company or any other Person for whose conduct it is responsible, with Environmental Laws since the Reference Date.

4.22        Employees.

(a)           Section 4.22(a) of the Sellers’ Disclosure Schedule contains a list of a recent date of the following information for each Person who is a director, officer, manager or other salaried employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), termination notice or pay, severance pay, insurance, medical, welfare, vacation plan or any other employee benefit plan.  For any employee who is on leave of absence, Section 0(a) of the Sellers’ Disclosure Schedule indicates the reason for absence and the expected duration.  Other than any limitations imposed under the collective bargaining agreements set forth in Section 0(a) of the Sellers’ Disclosure Schedule, except as is set forth in Section 4.22(a) of the Sellers’ Disclosure Schedule, all employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Benefit Plans.

(b)           The Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, pay equity, employment insurance, wages and hours and the Worker Adjustment and Retraining Notification Act.  Except as set forth in Section 4.22(b) of the Sellers’ Disclosure Schedule, since the Reference Date, there have been no claims of harassment, discrimination, retaliatory act or similar actions filed against any officer, director or employee of the Company.  The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.  The Company has made available to Buyer copies of, all reports of the Company required since the Reference Date under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws and regulations.  The deficiencies, if any, noted on such reports or any reports prepared by independent consultants have been corrected or otherwise resolved to the satisfaction of the Governmental Body that gave notice of such deficiency, which satisfaction has been confirmed in writing by such applicable Governmental Body and copies of which have been made available to Buyer.

(c)           Except as set forth in Section 4.22(c) of the Sellers’ Disclosure Schedule, since December 31, 2006, the Company has not received written notice that any employee identified in Section 4.22(a) of the Sellers’ Disclosure Schedule intends to terminate his employment with the Company.

(d)           Section 0(d)  of the Sellers’ Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future:  name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

4.23        Labor Relations; Compliance.  Section 4.23 of the Sellers’ Disclosure Schedule identifies every collective bargaining or other labor Contract to which the Company is a party at the date hereof.  Except as is set forth in Section 4.23 of the Sellers’ Disclosure Schedule, since the Reference Date, there has not been, and the Company has not received written notice that there is presently pending or existing, and to the Knowledge of Sellers and the Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the

Company or its premises, or (c) any application for certification of a collective bargaining agent.  The Company is not currently engaged in bargaining with a bargaining agent or other representative of a group of employees.  There is no currently pending lockout of any employees by the Company, and no such action is contemplated by the Company.  The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, pay equity, workers’ compensation, and plant closing.

4.24        Intellectual Property.

(a)           Sufficiency.  The Company owns or has the right to use pursuant to licenses or sublicenses, all Intellectual Property necessary for the operation of their respective businesses.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.  The Company has taken reasonable action to maintain and protect each item of Intellectual Property that they own.

(b)           Non-Interference.  To the Knowledge of Sellers, since the Reference Date, the Company has not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of third parties, received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party).  To the Knowledge of Sellers and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property owned by the Company.

(c)           Owned Intellectual Property.  Section 4.24 of the Sellers’ Disclosure Schedule sets forth a true and complete list of (i) each registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) each outstanding application for registration that the Company has made with respect to any of its Intellectual Property, and (iii) each outstanding license or sublicense that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Sellers have made available to Buyer true, correct and complete copies of all such registrations, applications, licenses or sublicenses (as amended to date) have made available to Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Section 4.24 of the Sellers’ Disclosure Schedule also sets forth a true and complete list of each trade name or unregistered trademark now owned by the Company and used in connection with the Business.  With respect to each item of Intellectual Property owned by the Company and required to be identified in Section 4.24 of the Sellers’ Disclosure Schedule, except as set forth in such Section 4.24, the Company:

(i)            possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction other than a Permitted Encumbrance;

(ii)           has not received any written notice that action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the Company, is Threatened, that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iii)          except for any express warranties with respect to products sold, has no outstanding obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)           Intellectual Property Licensed to the Company.  Section 4.24 of the Sellers’ Disclosure Schedule sets forth a true and complete list of each item of Intellectual Property that any third party owns and that the Company uses pursuant to license or sublicense granted to the Company; provided, however, that Section 4.24 of the Sellers’ Disclosure Schedule need not identify licenses for commercially available personal computer software.  Sellers have made available to Buyer true, correct and complete copies of all such licenses and sublicenses, as amended to date.  With respect to each item of Intellectual Property licensed by the Company and required to be identified in Section 4.24 of the Sellers’ Disclosure Schedule, and except as specified in such Section 4.24, (i) the Company is not Default thereunder in any material respect; (ii) the license or sublicense covering the item is legal, valid, binding, enforceable against the Company, and in full force and effect; and (iii) no third party to the license or sublicense is in Default thereunder in any material respect.

4.25        Customers and Suppliers.  Section 4.25 of the Sellers’ Disclosure Schedule sets forth (a) the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the most recent fiscal year ending December 31, 2006, and states the approximate total sales by the Company to each such customer during such period, and (b) the ten (10) largest suppliers to each of the Company, on the basis of cost of goods or services purchased for the fiscal year ending December 31, 2006.  Neither Sellers nor the Company have received any written notice indicating a plan or intention of any of such customers or suppliers to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit any of its products or services to the Company or its usage or purchase of any of the services or products of the Company, or to change the prices at which such products are purchased or sold.

4.26        Relationships With Related Persons.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is, or since the Reference Date has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the

Company (a “Competing Business”) in any market presently served by such Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.27        Credit, Rebate, Product Warranties and Related Matters.  Section 4.26 of the Sellers’ Disclosure Schedule contains a true, correct and complete (a) list of the names and amounts of credits and rebates with any customers totaling more than the Threshold Amount per customer in 2005, 2006 or 2007, and the current credit and rebate policies of the Company, (b) list of the names and amounts of rebates received from any supplier of the Company totaling more than the Threshold Amount per supplier in 2005, 2006 or 2007, and (c) a copy of the Company’ standard warranty or warranties for sales of products and any return, repair or replacement policies for products.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule and for manufacturer warranties passed through to customers, there are no warranties, commitments or obligations with respect to the return, repair or replacement of any products manufactured, distributed or sold by the Company by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of wholesalers, distributors, retailers or customers under an understanding that such merchandise would be returnable.  Section 4.26 of the Sellers’ Disclosure Schedule sets forth the aggregate annual cost to Seller of performing warranty obligations, returns, repairs or replacements for customers for each of the three (3) preceding fiscal years and the current fiscal year.

4.28        Brokers or Finders.  Except for Houlihan Lokey Howard & Zukin, the fees and expenses of which shall be solely the responsibility of Sellers, neither the Company nor Sellers or their agents have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer’s Disclosure Schedule, Buyer represents and warrants to Sellers as follows:

5.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Buyer is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the assets and properties owned, leased or operated by it or the nature of its business make such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect on Buyer.

5.2          Authority; No Conflict.

(a)           Enforceability.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other transaction documents relating to any of the Contemplated Transactions to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and relating to any of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or transactions contemplated by this Agreement and relating to any of the Contemplated Transactions.  This Agreement and such other transaction documents have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Sellers and the Company, this Agreement constitutes, and each other transaction document upon execution will constitute, a legal, valid and binding obligation of Buyer enforceable against Purchaser in accordance with its terms, subject to the effect of any Enforceability Exceptions.  Upon the execution and delivery by Buyer of the Escrow Agreement, the Drecoll Agreement, the Rosmonowski Agreement, the Mr. Y Agreement and the Registration Rights Agreement (collectively, the “Buyer’s Closing Documents”), Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exception.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)           No Conflict.  The execution and delivery of this Agreement by buyer do not, and the performance by Buyer of its obligations hereunder and the consummation of any of the Contemplated Transactions will not:  (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Buyer; (b) assuming that all required filings and notifications have been made, conflict with or violate any law or order applicable to Buyer or by which Buyer or any of its assets or properties is bound or affected; or (c) result in any breach of or constitute a default under, or require notice or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument to which Buyer is a party or by which any of Buyer’s assets or properties are bound, or result in the creation of a material Encumbrance on any asset or property of Buyer.

5.3          Consents.  Except for such Consents as Buyer may be required to obtain prior to Closing and described in Section 5.3 of Buyer’s Disclosure Schedule (the “Buyer Consents”), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4          Investment Intent.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.

5.5          Legal Proceedings.  Except as set forth in Section 5.5 of the Buyer’s Disclosure Schedule, Buyer has not received any written notice there is pending any Proceeding: (i) that has been commenced by or against Seller seeking or asserting damages in excess of the Threshold Amount, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Buyer, no such Proceeding has been Threatened.

5.6          Brokers or Finders.  Buyer and its officers and agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Contemplated transactions.

5.7          SEC Filings.  Buyer has made available to the Sellers or the Sellers have had access through the EDGAR filing system to accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-3 or S-8) and definitive proxy statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) between January 1, 2006 and the date of this Agreement (the “Buyer SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Buyer as of the respective dates thereof and the consolidated results of operations of the Buyer for the periods covered thereby.

5.8          Valid Issuance.  The Buyer Common Stock to be issued in the Contemplated Transactions has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act and restrictions imposed in the Registration Rights Agreement.

5.9          Reserved.

5.10        No Material Adverse Effect.  Since December 31, 2006 there has not been any Material Adverse Effect on the Buyer or any of its Subsidiaries.

5.11        Compliance with Legal Requirements.  Except as set forth in Section 5.11 of the Buyer’s Disclosure Schedule, Buyer and each of its Subsidiaries is, and at all times since December 31, 2006 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the business of any of its Subsidiaries, or the ownership or use of any of its assets or the assets of any of its Subsidiaries.

5.12        Capitalization.  The authorized equity securities of the Buyer consist of 100,000,000 shares of common stock, par value $0.001 per share, of which 47,724,464 shares were issued and outstanding as of August 14, 2007.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Buyer.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Buyer or obligating Buyer to issue, sell or redeem any equity interests in the Company.  None of the outstanding equity securities or other securities of the Buyer was issued in violation of the Securities Act or any other Legal Requirement.  Except as disclosed in Section 5.12 of the Buyer’s Disclosure Schedule, the Buyer does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the current Subsidiaries of the Buyer) or any direct or indirect equity or ownership interest in any other business.

5.13        No Undisclosed Liabilities.  The Buyer has no Liabilities which are required under GAAP to be disclosed in its Financial Statements of the Buyer except for Liabilities reflected or reserved against in the consolidated financial statements of the Buyer dated                         , 2007 and reflected in the notes thereto and Liabilities incurred in the Ordinary Course of Business since such date and Liabilities under any of the transaction documents relating to any of the Contemplated Transactions.

5.14        Tontine Financing.  Attached hereto as Exhibit E is a true, correct and complete copy (including all schedules, exhibits, riders or amendments thereto) of the duly executed and delivered Securities Purchase Agreement (the “Tontine SPA”) by and among Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) and Buyer pursuant to which (i) Tontine has agreed to purchase from Buyer, and Buyer has agreed to sell to Tontine prior to or contemporaneously with the Closing on the Closing Date hereunder, Twelve Million Five Hundred Thousand (12,500,000)  shares of Buyer Common Stock at a purchase price of $4.00 per share (the “Equity Purchase”) and (ii) Tontine has agreed to provide interim debt financing to the Buyer in the aggregate amount of Twenty-Five Million Dollars ($25,000,000) in exchange for Senior Subordinated Promissory Notes from the Buyer in like principal amount (the “Loan”).

ARTICLE 6
PRE-CLOSING COVENANTS

6.1          Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers and the Company, on the one hand, and Buyer, on the other hand, will, and will cause each of their respective Representatives to, (a) afford the other party and its Representatives and prospective lenders and their Representatives (collectively, “Advisors”), upon reasonable advance notice and during regular business hours, and subject to any required approval of any landlord of any of the Leased Real Property full and free access to the Company’s or Buyer’s (and each of its Subsidiaries), as the case may be, personnel, properties, contracts, books and records, and other documents and data, (b) furnish the other party and its Advisors with copies of all such contracts, books and records, and other existing documents and data as the other party may reasonably request, and (c) furnish the other party Buyer and its Advisors with such additional financial, operating, and other data and information as the other party may reasonably request.

6.2          Operation of the Businesses of the Company.

(a)           Ordinary Course.  Except as expressly provided or permitted herein, or as consented to in writing by Buyer, as it relates to the Company, or Sellers, as it relates to Buyer or any of its Subsidiaries, during the period commencing on the date of this Agreement and ending on the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Buyer and its Subsidiaries and the Company shall act and carry on their respective businesses in the Ordinary Course of Business and shall use commercially reasonable efforts to maintain and preserve their business organization, assets and properties, preserve their business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and keep available the services of its present officers, employees and consultants.  Without limiting the generality of the foregoing, except as expressly provided or permitted herein, or pursuant to the terms of any Applicable Contract which is disclosed in a Disclosure Schedule during the Pre-Closing Period, neither the Company nor Buyer or any of its Subsidiaries shall directly or indirectly, do any of the following without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), provided that Section 6.2(a)(viii) shall not apply with respect to actions taken by the Buyer:

(i)            declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock or other equity securities, except that the Company may make distributions to the Sellers in sufficient amount to pay federal, state and local income taxes, at the highest marginal tax rates applicable to such Sellers on the net distributive share of the Company’s income, losses, deductions and credits that have been separately stated and passed through to the Sellers under Section 1366 of the Code, provided that the Buyer shall be notified in advance of such distributions; split, combine or reclassify any of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; or purchase, redeem or otherwise acquire any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities;

(ii)           issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, voting securities or convertible or exchangeable securities (other than the issuance of shares of capital stock upon the exercise of options or warrants outstanding on the date of this Agreement);

(iii)          amend any of the Organizational Documents or other comparable charter or organizational documents or enter into any new line of business or discontinue any existing line of business; provided, however, that Sellers acknowledge and agree that Buyer may amend its bylaws as contemplated by Section 6.14 of this Agreement;

(iv)          acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to the Company or Buyer, as the case may be; provided, however, that Sellers acknowledge and agree that Buyer may purchase RBA, Inc. for $5 million in cash;

(v)           sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or Buyer or any of its Subsidiaries, as the case may be, other than in the Ordinary Course of Business;

(vi)          knowingly or irrevocably waive any material right of such company under any Material Contract;

(vii)         (A) incur any Indebtedness other than draws under such company’s existing line of credit in the Ordinary Course of Business, make any payments on any existing Indebtedness other than regular payments made pursuant to the terms of such existing Indebtedness, or pay any guaranty fees or other fees to any guarantor of any Indebtedness of such company, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of such company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other Person; provided, however, that such company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect such company against fluctuations in commodities prices or exchange rates;

(viii)        make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate;

(ix)           make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(x)            except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted equity awards, other than as contemplated by this Agreement, (D) grant any options to purchase capital stock, equity appreciation rights, equity based or equity related awards, performance units or restricted equity, or (E) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan of such Company;

(xi)           make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xii)          enter into or amend any contract or agreement other than in the Ordinary Course of Business or terminate any Material Contract or amend any of its material terms (other than amendments designed to remedy defaults thereunder);

(xiii)         commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Reviewed Balance Sheet (as it relates to the Company) or the Buyer’s most recent financial statements referred to above or subsequently incurred in the Ordinary Course of Business, or waive any material benefits of any confidentiality, standstill or similar agreements to which such company is a party;

(xiv)        permit any material increase in the number of employees employed by such company on the date hereof;

(xv)         terminate or fail to renew any Governmental Authorization that is required for continued operations;

(xvi)        enter into any collective bargaining agreement or union contract with any labor organization or union;

(xvii)       accelerate or defer any obligation or payment by or to such company, or not pay any accounts payable or other obligation of such company when due and other than in the Ordinary Course of Business;

(xviii)      decrease or defer in any material respect the level of training provided to the employees of such Company or the level of costs expended in connection therewith; and

(xix)         fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice.

6.3          Required Approvals.

(a)           Sellers.  As promptly as practicable after the date of this Agreement, Sellers and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Sellers and the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) cooperate with Buyer in obtaining all consents required by Buyer to consummate the Contemplated Transactions, and (c) take all actions necessary to obtain the Required Consents.

(b)           Buyer.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Sellers and the Company with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Sellers and the Company in obtaining all Required Consents; provided, that this Agreement will not require Buyer to dispose of or make any change in any portion of its business to obtain a Governmental Authorization.

6.4          Efforts to Satisfy Conditions.

(a)           Sellers.  Sellers and the Company will use commercially reasonable efforts to cause the conditions in ARTICLE 8 and ARTICLE 9 to be satisfied.

(b)           Buyer.  Except as set forth in the proviso to Section 6.3(b), between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause the conditions in ARTICLE 8 and ARTICLE 9 to be satisfied.

6.5          Notices of Certain Events.  Prior to the Closing Date, each of Sellers and Buyer shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions.

(b)           any written notice or other communication from any Governmental Authority in connection with any of the Contemplated Transactions; and

(c)           any change that would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to materially delay or impede the ability of either Sellers or Buyer to perform its obligations under this Agreement and to consummate the Contemplated Transactions.

6.6          No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 10, Sellers and the Company and each of their respective Representatives shall not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.  Sellers and the Company will promptly forward to Buyer copies of any such inquiries or proposals received from any Person.

6.7          Bank Accounts; Powers of Attorney.  As of the Closing, at Buyer’s request, Sellers and the Company shall cause Buyer’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of the Company’s bank accounts and to terminate any powers of attorney.

6.8          Supplements to Disclosure Schedule.  Both Sellers and Buyer shall have the right until the Closing Date to amend or supplement their respective Disclosure Schedules with respect to any matter hereafter arising (excluding matters existing as of the date hereof).  No information provided pursuant to this Section 6.8, however, shall be deemed modify, or to cure any breach of, any representation, warranty or covenant in this Agreement existing at the date hereof.

6.9          Owned Real Property Obligations; Title Objections.  From and after the date of this Agreement, the Company shall remain current with respect to all payment and other obligations arising in connection with any Indebtedness secured by the Owned Real Property and in material compliance with all other obligations of the Company arising out of or in connection with any easements, covenants, conditions, restrictions, zoning and land use laws and ordinances, and any and all other agreements affecting ownership or use of the Owned Real Property.  Neither Sellers nor the Company shall take any action or permit any occurrence which would constitute a material event of default under the documents creating or securing any Indebtedness secured by the Owned Real Property or which would have the effect of increasing the outstanding balance of any such Indebtedness or the interest rate applicable thereto.

6.10        Certain Tax Matters.

(a)           Tax Status and Elections.  Sellers shall cause the Company to maintain its status as a Subchapter S corporation under Section 1362 of the Code.  For tax purposes the financial books of the Company shall be deemed closed as of the close of business on the day immediately preceding the Closing Date.  Sellers and the Company shall cause all tax sharing agreements or similar arrangements with respect to or involving the Company to be terminated as to such entity as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.  No new elections, and no changes in current elections, with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer.  Sellers shall provide Buyer, on or prior to the Closing Date, with an affidavit stating Sellers’ and the Company’s United States taxpayer identification numbers and that none of the Sellers nor the Company is a foreign person pursuant to Section 1445(b)(2) of the Code.

(b)           Pre-Closing Tax Returns.  Sellers shall prepare (or cause to be prepared for the Company) all Tax Returns of the Company required to be filed prior to Closing.  All such Tax returns shall be prepared in accordance with past practice (unless a contrary position is required by Law), to the extent any position taken in such returns may affect the tax liability of Buyer and the Company after the Closing.  Sellers shall timely pay, or cause to be paid, all Taxes relating to such Tax Returns.  Seller shall provide Buyer or its designee the opportunity to review a substantially completed draft of each pre-Closing Tax Return reasonably prior to the filing of the applicable pre-Closing Tax Return, and reasonable access to the Person(s) actually responsible for preparing the same; provided, however, that the foregoing rights provided to Buyer (or its designee) will in no way affect (whether or not and regardless of the extent to which Buyer exercises such rights) the nature and scope of any of the representations, warranties, covenants and indemnities of Sellers contained in this Agreement.

6.11        Section 338(h)(10) Election.

(a)           Buyer and Sellers shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) with respect to the acquisition of Shares.  Buyer and Sellers will cooperate fully with each other in the making of such election including the filing of all required IRS forms and related forms under state and local law.  Buyer and Sellers will endeavor in good faith to agree on an allocation of the Purchase Price for Tax purposes among the assets of the Company for purposes of Section 338 of the Code using the methodology set forth in Schedule 6.10, and Buyer and Sellers will each file their Tax returns in a manner consistent with such allocation.  In the event such allocation shall not be agreed upon such allocation shall be determined by the Neutral Accountant whose decision shall be final and binding on the parties without further recourse.

(b)           Sellers will pay all Taxes (i) attributable to the making of the Section 338(h)(10) election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local or foreign law similar to the election available under Section 338(h)(10) of the Code (including but not limited to any Tax imposed under Section 1374 of the Code), or (ii) attributable to the sale of the Shares (including transfer Taxes).  Sellers shall jointly and severally indemnify defend and hold harmless Buyer, the Company and each of their successors, assigns and Affiliates from and against any liability arising out of any failure to pay any such Tax.

(c)           Sellers will cause each partnership or limited liability company that is at least fifty percent (50%) owned, either directly or indirectly, by the Company to make an election under Section 754 of the Code and Treasury Regulations Section 1.754-1(b) to adjust the basis of the partnership or limited liability company property in the manner provided in Sections 734(b) and 743(b) of the Code and in accordance with Schedule 6.10, to be effective for the Tax year that includes the Closing Date.

(d)           Buyer shall prepare IRS Form 8023 and any similar forms required by applicable state, local and foreign Tax laws or regulations (collectively, the “Section 338 Election Forms”).  Sellers shall cooperate with Buyer in the preparation of the Section 338 election Forms and shall deliver duly completed, executed copies of such Section 338 Election Forms on the Closing Date.

6.12        Audit.  The Company shall retain an registered independent auditing firm mutually acceptable to the Sellers and the Buyer and cause such auditing firm to prepare the Audited Financial Statements contemplated by Section 4.5 of this Agreement.

6.13        Tontine Equity Purchase and Loan.  Between the date hereof through the consummation of the Closing on the Closing Date hereunder, (i) Buyer shall not in any manner without the prior written consent of the Sellers holding a majority of the Shares, which consent shall not be unreasonably withheld so long as such amendment or modification is not materially adverse to the interests of the Sellers, modify or amend any provisions respecting the Equity Purchase or the Loan which relate to (a) the amount thereof, (b) the date and other terms of, or conditions precedent to, payment, the valuation or number or class of shares to be issued or issuable pursuant to the Equity Purchase, (c) the interest rate or other compensation payable by Buyer under the Loan, (d) Tontine’s right to convert any unpaid balance of the Loan into shares of Buyer Common Stock or the conversion rate or valuation of Buyer common stock applicable to any such conversion, or (e) any other material economic term which would provide Tontine with greater value or less economic cost or burden under the Equity Purchase or the Loan than exists on the date hereof; and (ii) neither the Equity Purchase nor the Loan shall be cancelled or terminated except pursuant to conditions precedent to any funding obligations set forth in the Tontine SPA or any exhibits thereto, attached hereto as Exhibit E.  Buyer acknowledges and agrees that any amendment, modification, cancellation or termination entered into in violation of the foregoing restrictions shall be null and void and of no force or effect.  In the event Buyer shall breach any of the covenants set forth in this Section 6.13 then, in addition to any other remedies Sellers may have at law or in equity, Buyer shall be obligated to provide to Sellers such additional shares of Buyer Common Stock or additional cash as shall be necessary to provide to Sellers the same economic terms made available to Tontine pursuant to the Equity Purchase or the Loan as a result of any amendment, modification or addition to the terms and conditions of the Tontine SPA or any exhibits thereto, attached hereto as Exhibit E.

6.14        Bylaw Amendment.  Buyer shall take all necessary action to cause the approval an amendment to Buyer’s bylaws increasing the size of its Board of Directors to facilitate the appointment of Mr. Drecoll to the Buyer’s Board of Directors, including, without limitation, obtaining the written consent of a majority of Buyer’s shareholders and filing an information statement with respect to the bylaw amendment with the SEC.

ARTICLE 7
POST-CLOSING COVENANTS

7.1          Covenant Not to Compete.  From and after Closing, Sellers covenant and agree as follows:

(a)           Restricted Period.  As used in this Article 7, the term “Restricted Period” means the third anniversary of the Closing Date.

(b)           Non-Competition; Non-Solicitation.  In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Shares, none of the Sellers will at any time during the Restricted Period, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i)            engage in, continue in or carry on any business which directly competes with the Business or the businesses conducted by Buyer or its Affiliates as of the Closing Date, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii)           solicit any customers of the Company or of Buyer or its Affiliates for purposes of offering products that are directly competitive with the products offered by the Business or of Buyer or its Affiliates as of the Closing Date;  or

(iii)          hire, offer to hire, or solicit for employment any employee of the Company, Buyer or its Affiliates, without the prior consent of Buyer, until such employee has been separated from employment by the Company, Buyer or its Affiliates for at least one year.

(c)           Severability; Reformation; Equitable Relief.  Sellers acknowledge that if the scope of the covenants set forth in this Section 7.1 is deemed to be too broad in any court proceeding, the court may reduce the scope as it deems reasonable under the circumstances.  Buyer would not have any adequate remedy at law for the breach or threatened breach by either Sellers or any of their respective Affiliates of the covenants and agreements set forth in this Section 7.1 and, accordingly, Buyer and the Company may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin the Sellers or any of their respective Affiliates from such breach or threatened breach and Sellers consent to the issuance of injunctive relief hereunder.  The act of Buyer in entering into this Agreement, and Buyer’s covenants and payments hereunder, constitute sufficient consideration for Sellers to agree not to compete against Buyer or the Company as set out in this Section 7.1.

7.2          Certain Tax Matters.

(a)           Income Tax Returns.  Buyer shall prepare, or cause to be prepared, all Income Tax Returns of the Company required to be filed after Closing for all periods ending on or before the Closing Date, including all short taxable years ending on the Closing Date.  Buyer shall provide Sellers or their designees the opportunity to review a substantially completed draft of each such Income Tax Return at least ten (10) business days prior to the filing of such Income Tax Return, and reasonable access to the Person(s) actually responsible for preparing such Income Tax Returns; provided, however, that the foregoing rights provided to Sellers or their designee will in no way affect (whether or not and regardless of the extent to which Sellers exercise such rights) the nature and scope of any of the representations, warranties, covenants and indemnities of Sellers contained in this Agreement.  Sellers shall timely file such Income Tax Returns and pay (or cause to be paid) all Taxes relating to all periods ending on or before the Closing Date (including, without limitation, any built-in gain tax that will be incurred by the Company as a result of the Closing or the Section 338(h)(10) election referenced in Section 2.4).

(b)           Cooperation; Audit.  After the Closing Date, Buyer and Sellers shall, and shall cause their respective Affiliates, including the Company, to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Buyer and Sellers.  Sellers, on the one hand, and Buyer, on the other hand, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Closing Date (or beginning on or before the Closing Date and ending after the Closing Date).  Promptly upon receipt by either party of any notification or indication (whether written or oral) from the IRS or any state or other taxing authority that it intends to investigate or audit any pre-Closing Tax Return, the party receiving such information shall notify the other party and convey such information to the other party in writing.  Each party shall cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding.  A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 7.2(b); provided, however, that the foregoing shall not alter any indemnification rights to which Buyer or Sellers are entitled under this Agreement, including, without limitation, under ARTICLE 11.

(c)           Post Closing Tax Payment.  Within sixty (60) days after the Closing Date Buyer shall pay to Sellers in cash all Taxes for which Sellers are obligated with respect to their respective net distributable share of the Company’s income for the period commencing July 1, 2007 and ending at the close of business on the day immediately preceding the Closing Date which is passed through to the Sellers under Section 1366 of the Code.  For purposes of calculating the Tax payment to be made by Buyer to Sellers under this Section 7.2(c) each Seller shall be deemed to be in the highest marginal tax bracket for local, state and Federal Tax purposes.

7.3          Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.4          Litigation Support.  In the event and for so long as Buyer or Company is actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or the Business, Sellers will cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor hereunder).

ARTICLE 8
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1          Accuracy of Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement that are qualified by a reference to materiality or a Material Adverse Effect (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall have been true and correct as of such certain date) and the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date); except, in each case, for breaches that do not, when considered in the aggregate, have a Material Adverse Effect; provided that any breach of the Title and Authorization Warranties, Section 4.7 or Section 4.2(a) shall be deemed to be material and adverse to the Business.

8.2          Sellers’ Performance.

(a)           Covenants; Etc.  All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, except for breaches that do not, when considered in the aggregate, have a Material Adverse Effect, it being understood and agreed that the consummation of the Closing shall not in any manner constitute a waiver or release by Buyer of any claim for breach against Sellers.

(b)           Documents, Etc.  Each document required to be delivered by Sellers pursuant to Section 3.2 must have been delivered.

8.3          Consents.  Each of the Required Consents and the Buyer Consents must have been obtained and must be in full force and effect.

8.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.5          No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.6          No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.7          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or occurrence creating or reasonably likely to create a Material Adverse Effect respecting the Company.

8.8          Confirmation of Audited Financial Statements.  The Sellers shall have delivered to the Buyer the Audited Financial Statements, which shall reflect no material adverse change to the financial condition of the Company from the financial condition of the Company reflected in the Reviewed Financial Statements.

ARTICLE 9
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1          Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall have been true and correct as of such certain date), and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date); except, in each case, for breaches that do not, when considered in the aggregate, have a Material Adverse Effect on the ability of the Buyer to consummate the purchase of the Shares.

9.2          Buyer’s Performance.

(a)           Covenants; Etc.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects, except for breaches that do not, when considered in the aggregate, have a Material Adverse Effect, it being understood and agreed that the consummation of the Closing shall not in any manner constitute a waiver or release by Sellers of any claim for breach against Buyer.

(b)           Documents, Etc.  Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.2 and must be prepared to make the cash payments required to be made by Buyer pursuant thereto.

9.3          No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against any buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

9.5          No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene, or conflict with, or result in a material violation of, or cause the Company to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

9.6          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or occurrence creating or reasonably likely to create a Material Adverse Effect respecting the Buyer or any of its Affiliates for the Company.

ARTICLE 10
TERMINATION

10.1        Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           Mutual Consent.  By mutual written consent of Buyer and Sellers.

(b)           after a date which is one hundred twenty (120) days after the date hereof by either Seller or Buyer if the Closing has not occurred by that date; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and provided, further that the terminating Party shall give the other Party not less than two Business Days notice of its intent to terminate this Agreement pursuant to this Section 10.1(b) and within such two Business Day period will discuss with the other Party the basis upon which such notice was given and shall explore possible alternatives, provided, however, that the decision to terminate shall rest solely in the discretion of the notifying Party.

(c)           by Sellers, upon written notice, if one or more of the representations and warranties of Buyer shall have become untrue such that the condition set forth in Section 9.1 would not be satisfied or if Buyer shall have materially breached any agreement, obligation or covenant such that the condition set forth in Section 9.2 would not be satisfied; provided, that if the inaccuracy in Buyer’s representations and warranties or the breach of Buyer’s agreement, obligation or covenant is curable through the exercise of Buyer’s commercially reasonable efforts, then Sellers may not terminate this Agreement for fifteen (15) days after Sellers shall have given written notice of such inaccuracy or breach to Buyer (so long as Buyer continues to use commercially reasonable efforts to cure the inaccuracy or breach during such period), it being understood that Seller may not terminate this Agreement if Purchaser cures such inaccuracy or breach within such fifteen (15) day period; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Sellers if Sellers’ breach of or failure to comply with its obligations under this Agreement is a principal cause of or resulted in the event giving rise to such termination right;

(d)           by Buyer, upon written notice, if one or more of the representations and warranties of Sellers shall have become untrue such that the condition set forth in Section 8.1 would not be satisfied or if Sellers or the Company shall have materially breached any agreement, obligation or covenant such that the condition set forth in Section 8.2 would not be satisfied; provided that if the inaccuracy in Sellers’ or the Company’s representations and warranties or the breach of Sellers’ or the Company’s agreement, obligation or covenant is curable through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement for fifteen (15) days after Buyer shall have given written notice of such inaccuracy or breach to Sellers (so long as Sellers and/or the Company continue to use commercially reasonable efforts to cure such inaccuracy or breach during such period), it being understood that Buyer may not terminate this Agreement if Sellers or the Company cures such inaccuracy or breach within such fifteen (15) day period; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Buyer if Buyer’s breach of or failure to comply with its obligations under this Agreement is a principal cause of or resulted in the event giving rise to such termination event;

(e)           by Buyer or Sellers if there shall be any law that makes consummation of the purchase of the shares illegal or otherwise prohibited, or if any order of any Governmental Authority enjoining Buyer or Sellers from consummating the purchase of the Shares is entered and such order shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order; or

(f)            by Buyer, in the event any amendment or supplement to Sellers’ Disclosure Schedule delivered pursuant to Section 6.8 has or is likely to have a Material Adverse Effect with respect to the Company or by Sellers, in the event any amendment or supplement to Buyer’s Disclosure Schedule delivered pursuant to Section 6.8 has or is likely to have a Material Adverse Effect with respect to the Buyer.

10.2        Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 and Section 12.3 will survive; provided, however, that if this

Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11
INDEMNIFICATION

11.1        Survival.  Except as set forth below, all representations, warranties, covenants, and obligations in this Agreement, the Sellers’ Disclosure Schedule, the supplements to the Sellers’ Disclosure Schedule, any other certificate or document delivered pursuant to this Agreement will survive the Closing, provided, however, that from and after Closing, the Company shall not have any liability or obligation for any breaches on or before Closing of any its representations, warranties, covenants or agreements, and instead, the Sellers, jointly and severally, shall be liable for any such breaches by the Company as if such representations, warranties, covenants or agreements had been made by them.

(a)           In General.  Except as set forth below, all of the representations and warranties of Sellers and Buyer contained in this Agreement or any agreement or document executed and delivered pursuant to the terms of this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months after the Closing Date (the “Survival Period”).

(b)           Exceptions for Sellers.  Notwithstanding the above, the Survival Period for the following representations and warranties of Sellers shall be as set forth below:

(i)            the representations and warranties set forth in Section 4.12 (Taxes) shall survive the Closing hereunder and continue in full force and effect until the expiration of the applicable statute of limitations period;

(ii)           the representations and warranties set forth in Section 4.20 (Environmental Matters) shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years following after the Closing Date.

(iii)          the representations and warranties set forth in Sections 4.2 (Authority; No Conflict) and 4.7 (Title to Properties; Shares; Encumbrances), shall survive the Closing hereunder without limitation as to time; and

(iv)          claims for indemnification to the extent based on fraud by Sellers shall survive the Closing without limitation as to time.

(c)           Covenants and Agreements.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

11.2        Indemnification by Sellers.  Sellers, jointly and severally, except for those representations and warranties deemed made solely by a Seller as to such Seller, (in which event such Seller shall be solely responsible for the indemnification obligation respecting any breach of such representation or warranty) will indemnify, defend and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Adverse Consequences arising directly or from or in connection with:

(a)           Representations and Warranties.  Any Breach of any representation or warranty made by Sellers in this Agreement or the Registration Rights Agreement;

(b)           Covenants and Obligations.  Any Breach by Sellers of any covenant or obligation of such Seller in this Agreement;

(c)           Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

11.3        Indemnification by Buyer.  Buyer will indemnify, defend and hold harmless the Seller Indemnified Persons for, and will pay to the Seller Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a)           Representations and Warranties.  Any Breach of any representation or warranty made by Buyer in this Agreement,

(b)           Covenants and Obligations.  Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(c)           Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.4        Limitations on Indemnification.

(a)           Indemnity Cap.  Sellers’ liability for indemnification pursuant to Section 11.2(a) of this Agreement, and Buyer’s liability for indemnification pursuant to Section 11.3(a) shall be limited in total and in the aggregate to Fifteen Million Dollars ($15,000,000) (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to the breaches of the following representations and warranties of Sellers: 4.2 (Authority; No Conflict), 4.7 (Title to Properties; Encumbrances), Section 4.12 (Taxes), and 4.28 (Brokers or Finders), or to claims for indemnification to the extent based on fraud by Sellers; provided that Sellers shall not have any liability with respect to any breach of a representation or warranty if all Adverse Consequences or series of related Adverse Consequences arising from such breach and any related breach are less than Seven Thousand, Five Hundred Dollars ($7,500) for purposes of which any Materiality Qualifier contained in any representations, warranties or covenants shall be disregarded when determining the existence of a breach or the magnitude of such Adverse

Consequences; provided further, however, that all Adverse Consequences or series of related Adverse Consequences arising from or relating to the same event, occurrence or set of circumstances giving rise to any breach of a representation or warranty shall be aggregated for purposes of determining the Sellers’ liability under this Section 11.

(b)           Indemnity Basket.  Buyer shall not assert claims for indemnification under Section 11.2(a), and Sellers shall not assert claims for indemnification under Section 11.3(a), unless and until the aggregate of Adverse Consequences exceeds Seven Hundred and Fifty Thousand Dollars ($750,000), for purposes of which any Materiality Qualifier contained in any representations, warranties or covenants shall be disregarded when determining the existence of a breach or the magnitude of such Adverse Consequences, at which point Sellers or Buyer, as the case may be, shall be obligated with respect to such Adverse Consequences in excess thereof (the “Indemnity Basket”) subject to the Indemnity Cap; provided, however, that the Indemnity Basket shall not apply to claims for indemnification based on breaches or inaccuracy of Sellers’ representations and warranties contained in the following Sections: 4.2 (Authority; No Conflict), 4.7 (Title to Properties; Encumbrances), Section 4.12 (Taxes), and 4.28 (Brokers or Finders), or to claims for indemnification to the extent based on fraud by Sellers.

(c)           The provisions of this Article 11 shall be the exclusive remedy available to the Seller Indemnitees and the Purchaser Indemnitees after the Closing in the event any such Person shall have a claim with respect to the matters covered by this Agreement. The preceding sentence shall not apply, however, to limit any claim or remedy which might be available to Buyer or Seller with respect to fraud committed against such party by the other party(ies) to this Agreement or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

11.5        Procedure for Indemnification.  Subject to the other terms of this ARTICLE 11:

(a)           Notice of Indemnifiable Loss.  In the event that a Person entitled to indemnification under this ARTICLE 11 (the “Indemnified Party”) shall suffer any Adverse Consequences in respect of which indemnification may be sought under this ARTICLE 11 against the party required to provide indemnification under this ARTICLE 11 (the “Indemnifying Party”), the Indemnified Party must assert a claim for indemnification within the applicable Survival Period by a written notice which contains reasonably sufficient detail and information of the Indemnifiable Losses as then known (the “Notice of Indemnifiable Loss”) to the Indemnifying Party.  The Notice of Indemnifiable Loss must be provided to the Indemnifying Party as soon as practicable, but in no event later than 30 days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification.  Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Indemnifiable Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this ARTICLE 11 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such Notice of Indemnifiable Loss in such a timely manner.

(b)           Third Party Claims.

(i)            In the event that any third party (including any Governmental Body) asserts a claim against an Indemnified Party for which such Indemnified Party intends to seek indemnity from the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount thereof, if known, or an estimate thereof, if reasonably capable of estimation (the “Claim Notice”), but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this ARTICLE 11 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.

(ii)           The Indemnifying Party shall have fifteen (15) days from Claim Notice to undertake, conduct and control the defense of such third party claim; provided, that pending the Indemnifying Party’s decision whether to exercise its right to undertake the conduct and control of the settlement or defense of any third party claim, the Indemnified Party shall undertake, conduct and control the settlement or defense thereof, through counsel of its own choosing if the failure to so act during such period might reasonably be expected to have a material adverse effect on the Indemnified Party, and provided further that (A) the Indemnifying Party notifies the Indemnified Party, in writing, within such 15 days that the Indemnifying Party will assume the defense of the third party claim and pay all attorneys’ fees and other third party defense costs in connection therewith, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, (C) the third party claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          All costs and expenses incurred by the Indemnifying Party in defending such third party claim shall be paid by the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party may participate in, but not control, any such defense or settlement, at its sole cost and expense.  So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not settle such claim and any settlement in violation of this restriction shall nullify and make void and unenforceable the Indemnifying Party’s indemnification obligation hereunder.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such third party claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

(iv)          If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the settlement or defense thereof, the Indemnified Party shall have the right to conduct and control the defense thereof and to contest, settle or compromise the third party claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(v)           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any third party claim unless:  (x) such settlement or judgment includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all Liability with respect to such claim and (y) the relief provided in connection with such settlement or judgment effected by the Indemnifying Party is satisfied entirely by the Indemnifying Party.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant books and records, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party, at its sole cost and expense, shall use commercially reasonable efforts to cooperate in the defense of all such claims.

(vi)          With respect to any pending action or proceeding subject to indemnification under this ARTICLE 11, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges.  In connection therewith, (A) each party shall use its commercially reasonable efforts, in any action or proceeding in which he or it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (B) all communications between any party hereto and counsel responsible for or participating in the defense of any action or proceeding shall, to the extent possible, be made so as to reserve any applicable attorney-client or work-product privilege.

11.6        Additional Agreements Regarding Indemnity.

(a)           Waivers.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Adverse Consequences, or other remedy based on such representations, warranties, covenants, and obligations.

(b)           Reliance. The right to indemnification, payment of Adverse Consequences or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(c)           Company.  For the avoidance of doubt, from and after the Closing, the Company shall be Buyer Indemnified Persons and shall have no Liability to the Buyer Indemnified Parties with respect to any Adverse Consequences under this Agreement, and the Sellers shall have sole responsibility for any and all such Adverse Consequences.  Sellers waive any subrogation or other claims against the Company with respect to Adverse Consequences under this Agreement.

11.7        Effect of Taxes, Insurance and Other Sources of Reimbursement.  The amount of any Adverse Consequences for which indemnification is provided under this Article 11 shall be reduced by (i) the insurance proceeds received or receivable with respect to any such Adverse Consequence and (ii) any other amount, if any, recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Party (or its Affiliates) with respect to any Adverse Consequences.  If any Indemnified Party shall have received any indemnification payment pursuant to this Article 11 with respect to any Adverse Consequence, such Indemnified Party shall, upon written request by the Indemnifying Party, assign to such Indemnifying Party (to the extent of the indemnification payment) any claim which such Indemnified Party may have under any applicable insurance policy or other Contract which provides coverage for such Adverse Consequence to the extent of such indemnification payment, net of any increase in premiums or other costs resulting solely from such payment.  Such Indemnified Party shall reasonably cooperate (at the expense of the Indemnifying Party) to collect under such insurance policy or other Contract.  If any Indemnified Party shall have received any payment pursuant to this Article 11 with respect to any Adverse Consequence and has or shall subsequently have received insurance proceeds or other amounts with respect to such Adverse Consequence, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery and any increase in premiums resulting solely from such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.  Payments received by any Party pursuant to this Article 11 shall be treated by the parties as an adjustment to the Purchase Price.

11.8        No Additional Warranties.  THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY THE PARTIES.  NEITHER SELLERS NOR THE COMPANY HAS MADE NOR HEREBY MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER REGARDING THE FITNESS FOR PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE COMPANY’S ASSETS OR ANY PORTION THEREOF.

11.9        Other Information.  Buyer agrees that neither Sellers nor any of their Representatives will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, document, or material made available to Buyer or its Representatives by Sellers, the Company or Houlihan Lokey Howard & Zukin in certain “data rooms” (electronic or otherwise)  except to the extent set forth on the Schedules hereto.  In connection with Buyer’s investigation of the Company and the Business, Buyer may have received from or on behalf of Sellers or the Company certain projections, including projected statements of operating revenues and income from operations of the Company.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Sellers or their Affiliates or Representatives or the Company with respect thereto.  Accordingly, Sellers make no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE 12
GENERAL PROVISIONS

12.1        Expenses.  Except as otherwise expressly provided in this Agreement, each of the and the Sellers will bear their respective investment banking, fairness opinion, legal, accounting, and other fees and expenses relating to the Contemplated Transactions.  This shall include the fees of Houlihan Lokey, or any other investment banking firm retained by the Company or the Sellers in connection with the Contemplated Transactions and all expenses associated with the audit of the Company’s financial statements required in connection with the Contemplated Transactions, each of which shall be paid by the Sellers.

12.2        Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Buyer shall provide the Sellers’ Representative with a draft of any public announcement with respect to the Agreement or the Contemplated Transactions and a reasonable opportunity to comment on such public announcement.  Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers and the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Sellers, the Company and Buyer will consult with each other concerning the means by which the Company’ employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3        Confidentiality.  Between the date of this Agreement and the Closing Date, Buyer, Sellers and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  Whether or not the Closing takes place, Sellers and the Company waive any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

12.4        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or other electronic transmission (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers and the Company:

J. Cameron Drecoll

1309 South Cicero Ave.

Cicero, IL 60804-3939

Attention: Mr. J. Cameron Drecoll

Facsimile No.:(708) 298-1012

with a copy to:

DLA Piper US LLP

203 N. LaSalle Street

Suite 1900

Chicago, IL 60601

Attention: Stephen A. Landsman, Esq.

Facsimile No.:(312) 630-6330

Buyer:

TOWER TECH HOLDINGS, INC.

980 Maritime Drive

Suite 6

Manitowoc, WI 54220

Attention:  President

Facsimile No.:  (920) 684-5579

with a copy to:

Mr. John Wurm, Esq.
Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Facsimile No.:  (612) 492-7077

12.5        Sellers’ Representative.

(a)           Appointment.  “Sellers’ Representative” means Mr. Drecoll provided, that in the event of the death or resignation of him as Sellers’ Representative, “Sellers’ Representative” means Mrs. Joan Drecoll.  Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement and the Escrow Agreement, and acknowledges that such appointment is coupled with an interest.  Sellers’ Representative hereby accepts such appointment and authorization.

(b)           Authority.  Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Sellers’ Representative under this Agreement; authorizes the Sellers’ Representative to assert claims, make demands and commence actions on behalf of Sellers under this Agreement, dispute or to refrain from disputing any claim made by Sellers, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind Sellers in so doing), give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this agreement, and perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Sellers’ Representative in this Agreement.  Each of the Sellers hereby expressly acknowledges and agrees that the Sellers’ Representative has the sole and exclusive authority to act on such Sellers’ behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of the Sellers’ Representative in respect to any such matter.  Buyer and the Escrow Agent shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any of Sellers.  All notices, counter notices or other instruments or designations delivered by any Sellers in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force or effect whatsoever and Buyer, the Escrow Agent and any other person or entity may proceed without regard to any such document.  Buyer, the Escrow Agent and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative, and upon receipt of any writing that reasonably appears to have been signed by the Sellers’ Representative, they may act upon the same without any further duty of inquiry as to the genuineness of the writing.  The authorizations of the Sellers’ Representative shall be irrevocable and effective until the Sellers’ Representative’s rights and obligations under this Agreement terminate by virtue of the termination of all obligations of Sellers to Buyer, and Buyer to Sellers, under this Agreement.  Buyer shall have no liability for any acts or omissions of the Sellers’ Representative or otherwise with respect to any claim brought by any Seller against the other Seller.

12.6        Exhibits and Schedules.  All Exhibits and Disclosure Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.  The inclusion of any item on any Disclosure Schedule attached hereto shall not constitute an admission that such item is material or that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by the Agreement.  The Disclosure Schedules attached hereto are qualified in their entirety by reference to specific provisions of this

Agreement.  Summaries of, or references to, actual documents and other materials in the Disclosure Schedules are qualified in their entirety by the full text of such documents.  Except as expressly set forth on the attached Disclosure Schedules, the definitions contained in the Agreement are incorporated therein by reference.  The disclosures in the Disclosure Schedules, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.7        Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF ILLINOIS.  COURTS WITHIN THE STATE OF ILLINOIS (LOCATED WITHIN THE CITY OF CHICAGO) WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

12.8        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.9        No Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

12.10      Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.11      Entire Agreement and Modification.  Except for the Confidentiality Agreement between Tontine Capital Partners, LP and the Company dated May 16, 2007 and the Confidentiality Agreement between Tower Tech Systems, Inc. and the Company dated June 14, 2007, each of which shall not be deemed cancelled and superseded by this Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent among Buyer, Sellers and the Company dated July 20, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written instrument signed by Buyer and Sellers.

12.12      Assignments and Successors.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer; provided, however, that no such assignment by Buyer shall release or relieve Buyer of any obligation or liability hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.13      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.14      Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule, such reference is to an Article or Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; the Exhibits and Schedules form part of and shall have effect as if set out in this Agreement and any reference to this “Agreement” includes the Exhibits and the Schedules; (b) the table of contents and headings for this Agreement, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (g) references to a Person are also to its successors and permitted assigns; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) the term “Dollars” or “$” shall refer to the currency of the United States of America; and (j) all references to time shall refer to Minneapolis, Minnesota time.

12.15      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.16      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

TOWER TECH HOLDINGS INC.

By:	/s/ Raymond L. Brickner, III
Name: Raymond L. Brickner, III
Title: President

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ J. Cameron Drecoll
Name: J. Cameron Drecoll
Title: Chief Executive Officer

SELLERS:

/s/ J. Cameron Drecoll
J. Cameron Drecoll

/s/ Patrick Rosmonowski
Patrick Rosmonowski

/s/ Dennis Palmer
Dennis Palmer

/s/ Noel Davis
Noel Davis

(Signature page to Stock Purchase Agreement)